Exhibit 5

                       Opinion of McDermott, Will & Emery

Bogen Communications International, Inc.
50 Spring Street
Ramsey, New Jersey 07446


         Re: Issuance of up to (i) 3,072,100 shares of common stock, par value $.001 per share (the "Common Stock"), of Bogen Communications International, Inc., a Delaware corporation (the "Company"), upon the exercise of the Company's publicly traded warrants (the "Warrant Shares"), (ii) 300,000 shares of Common Stock upon the exercise of warrants issued in connection with the Company's bridge financing (the "Bridge Shares") and (iii) 450,000 shares of Common Stock issuable upon the exercise of unit purchase options and related warrants granted to GKN Securities Corp. (the "GKN Shares"), and the resale of up to an aggregate of 6,026,642 shares of Common Stock consisting of (A) 3,921,477 shares of Common Stock issued upon conversion of the Company's Series A Preferred Stock and accrued dividends (the "Conversion Shares"), (B) 504,295 shares of Common Stock previously issued (the "Issued Shares"), (C) 250,000 shares of Common Stock issuable upon the exercise of warrants previously issued to D&S Capital, LLC (the "D&S Shares"), (D) 325,885 shares of Common Stock issuable upon the exercise of options granted to executives of the Company (the "Executive Shares"), and (E) 575,885 shares of Common Stock issuable upon the exercise of warrants granted to Helix Capital II, LLC (the "Helix Shares").


Ladies and Gentlemen:

     We have acted as your special counsel in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), of the above-captioned securities, which, in the case of the Warrant Shares, the Bridge Shares, the GKN Shares, the D&S Shares, Executive Shares and the Helix Shares, may be issued upon exercise of warrants and options, and in the case of the Conversion Shares, the Issued Shares, the D&S Shares, Executive Shares and the Helix Shares, offered for sale from time to time by selling shareholders.

     In arriving at the opinions expressed below we have examined:

     (i) the Registration Statement;

     (ii) the form of certificate representing the publicly traded warrants;

     (iii) the Subscription Agreement relating to the warrants issued in connection with the bridge financing;

     (iv) the Warrant Agreement, dated October 7, 1993 (the "Warrant Agreement"), between the Company and Continental Stock Transfer & Trust Company;

     (v) the Unit Purchase Options, dated October 7, 1993 and amended effective as of October 7, 1998 (the "UPOs"), granted by the Company to GKN Securities Corp. and its affiliates;

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     (vi) the Convertible Preferred Stock Purchase Agreement, dated November 26,
1997, between the Company and the investors named therein;

     (vii) the Certificate of Designation of the Company filed on November 26, 1997, as corrected on December 10, 1997;

     (viii) the Common Stock and Warrant Purchase Agreement, dated November 26, 1997 (the "D&S Agreement"), between the Company and D&S Capital, LLC;

     (ix) the Warrant for Purchase of Shares of Common Stock, dated November 26, 1997 (the "D&S Warrant"), granted by the Company to D&S Capital, LLC;

     (x) the non-qualified stock options, dated November 26, 1997 (collectively, the "Executive Options"), granted by the Company to each of Mr. Jonathan Guss and Mr. Michael P. Fleischer;

     (xi) the Warrant Purchase Agreement, dated November 28, 1997 (the "Helix Agreement"), between the Company and Helix Capital II, LLC;

     (xii) the Warrant for Purchase of Shares of Common Stock, dated November 28, 1997 (the "Helix Warrant"), granted by the Company to Helix Capital II, LLC;

     (xiii) the Share Transfer Agreement, dated May 20, 1998, between the Company and Kasimir Arciszewski and Hans Meiler;

     (xiv) charter documents of the Company;

     (xv) the minute books of the Company; and

     (xvi) such other documents as we have deemed necessary to enable us to express the opinions hereinafter set forth.

     We have also reviewed such questions of law as we considered necessary or appropriate for the purposes of such opinions. In addition, we have examined and relied, to the extent we deemed proper, on certificates of officers of the Company as to factual matters, on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to as copies, and the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

     Members of our firm are admitted to the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and, to the extent specifically referred to herein, the General Corporation Law of the State of Delaware.

     Based upon and subject to the foregoing, we are of the opinion that, the Conversion Shares and the Issued Shares are, and the Warrant Shares, when issued in accordance with the terms of the publicly traded warrants and the Warrant Agreement, the Bridge Shares, when issued in accordance with the terms of the warrants issued in connection with the bridge financing and the Warrant Agreement, the GKN Shares, when issued in accordance with the terms of the UPOs and the related warrants, the D&S Shares, when issued in accordance with the terms of the D&S Agreement and the D&S Warrant, the Executive Shares, when

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issued in accordance with the terms of the Executive Options, and the Helix
Shares, when issued in accordance with the terms of the Helix Agreement and the Helix Warrant, will be, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.

                                           Very truly yours,

                                           /s/ McDermott, Will & Emery